NEWS RELEASE

EVEREST GROUP, LTD.

Seon Place, 141 Front Street, 4th Floor, Hamilton HM 19, Bermuda

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Media: Dawn Lauer	Investors: Matt Rohrmann
Chief Communications Officer	Head of Investor Relations
908.300.7670	908.604.7343

Everest Announces Ricardo Anzaldua Plans to Retire as General Counsel

HAMILTON, Bermuda – (BUSINESS WIRE) - September 24, 2025 – Everest Group, Ltd. (NYSE: EG), a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions, today reported that Ricardo Anzaldua, EVP and General Counsel has announced his intention to retire in the coming months. The Company has commenced a search to identify a successor. In the interim, Mr. Anzaldua will continue to serve as General Counsel to assist in a seamless transition.

“On behalf of the Board of Directors and Everest’s leadership team, I want to express my sincere gratitude to Ricardo for his exceptional support and leadership. His expertise across the regulatory, governance and legal landscape has been instrumental in Everest’s growth and transformation,” said Everest President and CEO Jim Williamson. “I look forward to our continued partnership through this transition as we remain focused on creating value for our stakeholders.”

Capping a distinguished three-decade career, Mr. Anzaldua currently serves as EVP and General Counsel and as a member of Everest’s Executive Leadership Team. Since joining Everest in June 2023, he has played a pivotal role guiding the Company through multiple corporate transactions and milestones, including the global growth and expansion of its international business.

Mr. Anzaldua commented, “It has been a privilege to serve as Everest’s General Counsel, advancing the Company’s strategic objectives alongside this talented team of professionals. I am proud of our many achievements and look forward to collaborating through this transition with full confidence in Everest’s continued future success.”

About Everest
Everest Group, Ltd. (Everest) is a global underwriting leader providing best-in-class property, casualty, and specialty reinsurance and insurance solutions that address customers’ most pressing challenges. Known for a 50-year track record of disciplined underwriting, capital and risk management, Everest, through its global operating affiliates, is committed to underwriting opportunity for colleagues, customers, shareholders, and communities worldwide.

Everest common stock (NYSE: EG) is a component of the S&P 500 index.

Additional information about Everest, our people, and our products can be found on our website at www.everestglobal.com.